Exhibit 99.1

Encana Signs Agreement to Sell its Arkoma Basin Natural Gas Assets

CALGARY, July 8, 2019 — Encana Corporation (NYSE, TSX: ECA) today announced that its wholly owned subsidiary, Newfield Exploration Mid-Continent Inc., signed an agreement to sell its natural gas assets in Oklahoma’s Arkoma Basin to an undisclosed buyer. Total cash consideration to Encana under the transaction is $165 million. The agreement is subject to ordinary closing conditions, regulatory approvals and other adjustments and is expected to close in the third quarter of 2019.

“Along with our recently announced agreement to exit China, this transaction shows our commitment to realize value from non-core assets. Proceeds from this sale will be directed to our balance sheet,” said Doug Suttles, Encana President & CEO.

Encana’s Arkoma assets include approximately 140,000 net acres of leasehold and current production of approximately 77 million cubic feet equivalent per day (98% natural gas).

CIBC Griffis & Small provided advisory services to Encana for the transaction. Davis, Graham & Stubbs LLP served as Encana’s external legal counsel.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS—This news release contains forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. FLS include: expected consideration, including anticipated adjustments and use of proceeds therefrom; expectation that closing conditions and regulatory approvals will be satisfied and timing of closing; and commitment to realizing value from non-core assets. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; assumptions in corporate guidance; and expectations and projections made in light of Encana’s historical experience and its perception of historical trends. Risks and uncertainties include: risks inherent to closing the transaction including whether it will close on a timely basis or at all; adjustments to expected proceeds; commodity price volatility; counterparty and credit risk; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR. Although Encana believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, Encana undertakes no obligation to update or revise any FLS.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contacts: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation